Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CareDx, Inc. for the registration of any combination of Common Stock, Preferred Stock, Depositary Shares, Warrants, Debt Securities, and Units, and to the incorporation by reference therein of our report dated March 31, 2015, with respect to the financial statements of CareDx Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 10, 2015